EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (file numbers 333-01957, 333-01959, 333-59771, 333-34992, 333-34994, 333-34996, 333-111370 and 333-124845) of our report dated February 9, 2006 relating to the financial statements and financial statement schedule of Franklin Electric Co., Inc., and management’s report on effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Franklin Electric Co., Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Chicago, Illinois
February 9, 2006